Exhibit 8.3

By e-mail and by post

Exmar Energy Partners LP Room 3206, 32nd Floor Lippo Center, Tower Two No 89 Queensway Hong Kong

Xavier Gillot°

Lawyer

T  +32 2 533 52 54

F  +32 2 533 51 05

xavier.gillot@stibbe.com

Stibbe

Central Plaza

Rue de Loxum 25 / Loksumstraat 25

1000 Brussels

Belgium

www.stibbe.com

Our ref.

2030794

Date

31 October 2014

Belgian tax opinion

Dear Sir/Madam,

We have acted as special counsel to Exmar Energy Partners LP (hereinafter referred to as the “Company”) for the purpose of rendering an opinion as to certain statements relating to Belgian tax law included in the prospectus included in the registration statement on Form F-1 (File No. 333-198923) on the envisaged offering by the Company of common units representing limited partner interests in the Company (hereinafter referred to as the “Prospectus”).

For the purpose of this opinion, we have reviewed the relevant Belgian tax statements in the “Business-Taxation of the Partnership - Belgium Taxation” and in the “Non-United States Tax Considerations - Belgium Tax Consequences” sections of the Prospectus. Terms defined in the Prospectus have (unless the context otherwise requires or unless expressly defined herein) the same meanings when used in this letter.

Assumptions

1.             In reviewing the Prospectus and in rendering this opinion, we have, with your consent, assumed:

(a)         the due incorporation and valid existence under all applicable laws of all the parties to the operations and transactions described in the Prospectus;

(b)        the capacity, power and due authorisation of, and the fulfilment of all authorisation procedures by, each of the parties to execute, deliver and perform its obligations under, or described in, the Prospectus;

The practice in Belgium is conducted by Stibbe cvba/scrl, advocatenassociatie/association d’avocats (registered under number 0429 914 688 - RPM Brussels). The general conditions of Stibbe cvba/scrl apply and include a clause on limitation of our liability. The general conditions are available on www.stibbe.com and, upon request, they can be sent to you free of charge.
°bvba / sprl

(c)         the legal capacity (handelingsbekwaamheid/capacité) of all individuals signing any of the documents required by the Prospectus and for the purpose of implementing the operations described in the Prospectus;

(d)        the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies and that such documents have since their execution not been amended, terminated or revoked;

(e)         that there has not been any mistake of fact, fraud, duress or undue influence by or among (any of) the parties to any of the operations or transactions described in or otherwise reflected by the Prospectus;

(f)           that the Prospectus reflects the full and real intentions of the parties and represents and contains the entirety of the transactions that will be entered into between the parties to the operations described in or otherwise reflected by the Prospectus, and that there are no agreements or arrangements and that there have not been any actions, facts or other matters which annul, revoke, rescind, cancel, terminate, amend, replace, restate, alter, supplement, supersede or otherwise affect (the information contained in) the Prospectus;

(g)        that there are no contractual, legal, regulatory or other restrictions (other than arising under Belgian law), binding on any of the parties to the operations described in the Prospectus or any other person or facts or circumstances other than those expressly referred to herein which would affect the conclusions stated in this opinion;

(h)         the exact conformity to the originals of all documents submitted to us as photocopies, facsimile copies or e-mail copies;

(i)             the due execution by each of the parties of each of the documents to which it is or will be a party to any transaction described in or otherwise reflected by the Prospectus;

(j)             that both the Company and the Operating Company have their tax residency exclusively in Hong Kong for both tax treaty and Belgian and Hong Kong domestic tax law purposes, that they are subject to the ordinary Hong Kong corporate income tax regime and that they do not have a permanent establishment or any other taxable presence in Belgium;

(k)          that Excelsior BVBA and Excelerate NV are Belgian companies, incorporated in Belgium, that have their statutory seat, main establishment, seat of management and seat of administration exclusively in Belgium, and that they have been granted approval by the tax administration to be taxed under the Belgian tonnage tax regime laid down in the Articles 115 to 120 of the Belgian Programme Law of 2 August 2002, as amended from time to time, and that this approval in the meantime was not revoked, neither by tax administration nor by Excelsior BVBA and/or Excelerate NV;

(l)             that Explorer NV and Express NV are Belgian companies, incorporated in Belgium, that have their statutory seat, main establishment, seat of management and seat of administration exclusively in Belgium, that they do not have a permanent establishment outside of Belgium and that they are currently subject to Belgium’s ordinary corporate income tax regime but that they have been granted approval by the tax administration to be taxed under the Belgian tonnage tax regime effective as from January 1, 2015;

(m)     that Explorer NV and Express NV have successfully claimed the special investments deduction laid down in Article 123 of the Belgian Programme Law of 2 August 2002, as amended from time to time with regard to the seagoing vessels acquired by them, that they exclusively carry out ocean shipping activities as defined by Article 115 of the Belgian Programme Law of 2 August 2002, as amended from time to time;

(n)         that the documents and transactions described in or otherwise reflected by the Prospectus are entered into (i) on at arm’s length commercial terms and for full value, (ii) without any intent to defraud or harm (including as to the interests of creditors), (iii) for bona fide commercial reasons and (iv) without a motivation to avoid taxes;

(o)        that to the extent the opinion set out below requires the completion of certain transactions or actions by the parties to the documents, the parties to the documents will observe, perform and accept all legal consequences resulting from the terms of the documents, which we assume set out the entire understanding of such parties;

(p)        without prejudice to the foregoing, that all factual elements which are included or otherwise referred to herein are true and accurate and reflect reality in all material respects; and

(q)        that the unit holders have each consulted their own independent tax advisors as to their individual tax position with respect to the acquisition, holding, sale or any other transaction regarding the common units.

Limitations

2.             The present opinion is subject to the following limitations:

(a)         the present opinion is confined to and given solely on the basis of Belgian law as it exists at the date hereof and has been interpreted in published case law of the Belgian courts as at the date hereof even in cases where, under Belgian law, any foreign law should be applied and we therefore assume that any applicable law (other than Belgian law) would not affect or qualify the opinion as set out below. We do not express any opinion on the rules of or promulgated under any treaty or by any treaty organization, other than European Union (EU) law provisions having direct effect on Belgian tax law; we equally do not express any opinion on the laws of any jurisdiction other than Belgium or with regard to any other system of law;

(b)        we express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions described in or otherwise reflected by the Prospectus will not contravene Belgian law or its application;

(c)         in rendering this opinion we have exclusively examined the Prospectus and we have conducted such investigations of Belgian tax law as we have deemed necessary or advisable for the purpose of rendering this opinion;

(d)        we do not express or imply any opinion other than the one set forth sub 3 herein, and this opinion may not be read as extending by implication to any matter not specifically referred to;

(e)         we do not express any opinion on matters of fact or accounting;

(f)           without prejudice to the generality of paragraph 2 (d) above, we do not express any opinion with respect to the accuracy, completeness or any other aspect of any factual statement or assessment, representation and/or warranty pursuant to or in connection with the Prospectus, which we assumed, for the purposes of our opinion, to be accurate and complete;

(g)        we have not verified the accuracy of the facts or statements of foreign law or the reasonableness of any statements of opinion or intention contained in any documents, and have not verified that no material facts or provisions have been omitted therefrom;

(h)         the present opinion speaks as of its date. There is no intention on our part to amend or update this opinion or to notify any of the addressees of this opinion in the event of any changes after the date hereof in any Belgian laws or regulations or its application relevant to this opinion;

(i)             headings are inserted for convenience only and shall be ignored in the interpretation of this opinion;

(j)             in this opinion Belgian legal concepts are expressed in English terms and not in their original “Belgian” terms (i.e. in the French or the Dutch language); the English terms should only be construed as referring to Belgian legal concepts in accordance with Belgian law and not as referring to concepts as they may exist under the laws of other jurisdictions;

(k)          we do not express any opinion as to - and have not verified – the assessment of the risks pertaining to the investment deduction to which Explorer NV and Express NV could be subject; we accept no responsibility in respect of the statement made with respect to this risk in the Prospectus;

(l)             we do not express any opinion regarding - and have not reviewed - the advices given and other information provided any adviser regarding the effective seat of management for tax purposes and the measures to be taken regarding the conduct of affairs of the Company and the Operating Company, as referred to in the Prospectus, so that we do not accept any responsibility as to the advices given or measures recommended regarding the tax residency of the Company and Operating Company in Hong Kong; and

(m)     this opinion is issued by Stibbe as a legal entity (Stibbe SCRL/CVBA). Stibbe is exclusively responsible for the services provided by its lawyers and its personnel. No person other than Stibbe has or will have any responsibility for the services provided by them on behalf of Stibbe, including in the framework of this opinion.

Opinion

3.             Based upon and subject to the foregoing assumptions and limitations, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of the above referred review, we confirm that all statements of Belgian tax law contained under the caption ‘Business – Taxation of the Partnership – Belgium taxation’ and ‘Non-United States Tax Considerations – Belgium tax consequences’  in the Prospectus, constitute the opinion of Stibbe with respect to the Belgian tax considerations set forth therein, as at the date of the present opinion letter, subject to the assumptions, qualifications, and limitations set forth therein .

No client-attorney relationship

4.             We accept a duty of care to the addressee in relation to the matters opined on in this opinion letter, but the giving of this opinion is not to be taken as implying that we owe the addressee any wider duty of care in relation to the offering contemplated in the Prospectus or the content of the Prospectus and its commercial and financial implications. Notwithstanding the provision of this opinion, we expressly reserve the right to represent our client (if it so requests) in relation to any matters affecting the Prospectus at any time in the future (whether or not you retain separate advisers on any such matter), and the fact that we have provided this opinion to the addressee shall not be deemed to have caused us to have any conflict of interest in relation to the giving of any such advice. We shall have no obligation to advise the addressee on any of the matters referred to in this opinion. The provision of this opinion to the addressee does not create or give rise to any client relationship between Stibbe and the addressee.

Benefit of opinion

5.             We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is an Exhibit to the Registration Statement, is addressed to the Company and may be relied upon for the purposes of the Registration Statement only. This opinion may not be disclosed or quoted to any person other than as an Exhibit to, and therefore together with, the Registration Statement. The Company may file this opinion as an Exhibit to the Registration Statement and refer to Stibbe SCRL/CVBA giving this opinion under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not admit or confirm that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations promulgated under it.

Yours sincerely,

Xavier Gillot° Gérant Xavier Gillot Avocat SPRL Associé	Wim Panis° Gérant Wim Panis SPRL Associé